EXECUTION VERSION

TERMS AGREEMENT

August 6, 2010

Citigroup Inc.
399 Park Avenue
New York, New York 10043

Attention:	Assistant Treasurer

Ladies and Gentlemen:

We understand that Citigroup Inc., a Delaware corporation (the “Company”), proposes to issue and sell US$750,000,000 aggregate principal amount of its debt securities (the “Securities”). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, Citigroup Global Markets Inc., Guzman & Company, Jackson Securities, LLC, Loop Capital Markets LLC, Muriel Siebert & Co., Inc., Scotia Capital (USA) Inc., and Toussaint Capital Partners, LLC, as underwriters (the “Underwriters”), offer to purchase, severally and not jointly, the principal amount of the Securities set forth opposite our respective names on the list attached as Annex A hereto at 99.750% of the principal amount thereof, plus accrued interest, if any, from the date of issuance. The Closing Date shall be August 13, 2010, at 9:30 a.m. (Eastern Time). The closing shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP located at One Liberty Plaza, New York, New York 10006.

The Securities shall have the following terms:

Title:	Senior Floating Rate Notes Due 2013

Maturity:	August 13, 2013

Interest Rate:	Three-month LIBOR (Reuters LIBOR01) determined as set forth in the Prospectus dated February 19, 2010 and the Pricing Supplement dated August 6, 2010 plus 200 basis points

Interest Payment Dates:	Quarterly on the 13th day of each February, May, August and November, commencing November 13, 2010

Initial Price to Public:	100% of the principal amount thereof, plus accrued interest, if any, from August 13, 2010

Redemption Provisions:
The Securities are not redeemable by the Company prior to Maturity, except upon the occurrence of certain events involving United States taxation, as set forth in the Prospectus dated February 19, 2010

Record Date:	The business day immediately preceding each Interest Payment Date

Additional Terms:

The Securities shall be issuable as Registered Securities only. The Securities will be initially represented by one or more global Securities registered in the name of The Depository Trust Company (“DTC”) or its nominees, as described in the Prospectus relating to the Securities. Beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC, Euroclear Bank S.A./N.V. and Clearstream International and their respective participants. Owners of beneficial interests in the Securities will be entitled to physical delivery of Securities in certificated form only under the limited circumstances described in the Prospectus. Principal and interest on the Securities shall be payable in United States dollars. The relevant provisions of Article Eleven of the Indenture relating to defeasance shall apply to the Securities.

All the provisions contained in the document entitled “Citigroup Inc.— Debt Securities — Underwriting Agreement — Basic Provisions” and dated March 2, 2006 (the “Basic Provisions”), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

The Company agrees to use its best efforts to have the Securities approved for listing on the Luxembourg Stock Exchange and to maintain such listing so long as any of the Securities are outstanding, provided, however, that:

(a) if it is impracticable or unduly burdensome, in the good faith determination of the Company, to maintain such listing due to changes in listing requirements occurring after the date of the Prospectus Supplement, or

(b) if the Transparency Directive (as defined in the Prospectus) is implemented in Luxembourg in a manner that would require the Company to publish financial information according to accounting principles or standards that are materially different from United States generally accepted accounting principles, the Company may de-list the Securities from the Luxembourg Stock Exchange and shall use its reasonable best efforts to obtain an alternative admission to listing, trading and/or quotation of the Securities by another listing authority, exchange or system within or outside the European Union as it may decide. If such an alternative admission is not available or is, in the Company’s opinion, unduly burdensome, such an alternative admission will not be obtained, and the Company shall have no further obligation in respect of any listing, trading or quotation for the Securities.

The Underwriters hereby agree in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Selling Restrictions:

European Economic Area

The Underwriters represent and agree that in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “Relevant Implementation Date”), an offer to the public of any Securities which are the subject of this offering may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such Securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer to the public in that Relevant Member State of any Securities may be made at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Citigroup Global Markets Inc. for any such offer; or

(d) in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Securities to be offered so as to enable an investor to decide to purchase any Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This EEA selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

Each Underwriter represents and agrees that the Prospectus Supplement and accompanying Prospectus relating to this offering is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “Relevant Persons”).

France

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the Securities that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; each Underwriter represents and agrees that no Securities have been offered or sold nor will be offered or sold, directly or indirectly, to the public in France; each Underwriter represents and agrees that the prospectus or any other offering material relating to the Securities have not been distributed or caused to be distributed and will not be distributed or caused to be distributed to the public in France; such offers, sales and distributions have been and shall only be made in France to persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) and/or a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in Articles L. 411-2, D. 411-1, D. 411-2, D. 411-4, D. 734-1, D.744-1, D. 754-1 and D. 764-1 of the Code monétaire et financier. Each Underwriter represents and agrees that the direct or indirect distribution to the public in France of any so acquired Securities may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Code monétaire et financier and applicable regulations thereunder.

Hong Kong

Each Underwriter:

(a) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Securities other than to (i) “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are or are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under securities laws of Hong Kong) other than with respect to Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Japan

The Securities have not been and will not be registered under the Securities and Exchange Law of Japan. The Underwriters will not offer or sell, directly or indirectly, any of the Securities in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Securities and Exchange Law of Japan and (ii) in compliance with the other relevant laws and regulations of Japan.

Singapore

The Prospectus Supplement and accompanying Prospectus relating to this offering have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”). Accordingly, each Underwriter has not offered or sold any Securities or caused the Securities to be made the subject of an invitation for subscription or purchase and will not offer or sell any Securities or cause the Securities to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, such Prospectus Supplement and accompanying Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Each Underwriter will notify (whether through the distribution of the Prospectus Supplement and accompanying Prospectus relating to this offering or otherwise) each of the following relevant persons specified in Section 275 of the SFA which has subscribed or purchased Securities from or through that Underwriter, namely a person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Securities under Section 275 of the SFA except:

(1)
to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)	where no consideration is given for the transfer; or

(3)	by operation of law.

In addition to the legal opinions required by Sections 6(b) and 6(c) of the Basic Provisions, the Underwriters shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, dated the Closing Date, to the effect that although the discussion set forth in the Prospectus under the headings “United States Federal Income Tax Considerations – Introduction” and “– Non-United States Holders” does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Securities to non-United States holders of the Securities, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Securities to non-United States holders of the Securities.

Michael J. Tarpley, Esq., Associate General Counsel-Capital Markets of the Company, is counsel to the Company. Skadden, Arps, Slate, Meagher & Flom LLP has also acted as counsel to the Company in connection with matters related to the issuance of the Securities. Cleary Gottlieb Steen & Hamilton LLP is counsel to the Underwriters.

Please accept this offer no later than 9:00 p.m. (Eastern Time) on August 6, 2010 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

“We hereby accept your offer, set forth in the Terms Agreement, dated August 6, 2010, to purchase the Securities on the terms set forth therein.”

Very truly yours, CITIGROUP GLOBAL MARKETS INC., on behalf of the Underwriters named herein By: /s/ Jack D. McSpadden, Jr. Name: Jack D. McSpadden, Jr. Title: Managing Director

ACCEPTED:

CITIGROUP INC.

By: /s/ Charles E. Wainhouse
Name: Charles E. Wainhouse
Title: Assistant Treasurer

ANNEX A
Name of Underwriter	Principal Amount of Securities

Citigroup Global Markets Inc.	$716,250,000
Guzman & Company	5,625,000
Jackson Securities, LLC	5,625,000
Loop Capital Markets LLC	5,625,000
Muriel Siebert & Co., Inc.	5,625,000
Scotia Capital (USA) Inc.	5,625,000
Toussaint Capital Partners, LLC	5,625,000

Total	$750,000,000

ANNEX B
FINAL TERM SHEET

CITIGROUP INC.
$750,000,000
3-YEAR GLOBAL FLOATING RATE SENIOR NOTES

Terms and Conditions
Issuer:	Citigroup Inc.
Ratings:	A3/A/A+ (Negative Outlook / Negative Outlook / Stable Outlook) (Moody’s / S&P / Fitch)
Ranking:	Senior
Trade Date:	August 6, 2010
Settlement Date:	August 13, 2010 (T+5 days)
Maturity:	August 13, 2013
Par Amount:	$750,000,000
Floating Rate:	3 month USD –BBA–LIBOR Reuters LIBOR01
Coupon:	3 month LIBOR + 200 bps
Public Offering Price:	100.000%
Net Proceeds to Citigroup:	$748,125,000 (before expenses)
Interest Payment Dates:	Quarterly on the 13th of each February, May, August and November thereafter until maturity, with adjustment for period end dates on a modified following New York Business Day Convention
First Interest Payment Date:	November 13, 2010
Day Count:	Act / 360
Interest Determination Date:	Two London Business Days prior to each Interest Reset Date
Defeasance:	Applicable. Provisions of Sections 11.03 and 11.04 of the Indenture apply
Redemption at Issuer Option:	Only for tax purposes
Redemption for Tax Purposes:
Applicable at issuer option if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons. Redemption as a whole, not in part

Sinking Fund:	Not applicable
Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange
Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof
CUSIP:	172967 FG1
ISIN:	US172967FG13
Book Manager:	Citigroup Global Markets Inc.
Co-Managers:	Guzman & Company Jackson Securities, LLC Loop Capital Markets LLC Muriel Siebert & Co., Inc. Scotia Capital (USA) Inc. Toussaint Capital Partners, LLC
Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup's registration statement is No. 333-157459. Alternatively, you can request the prospectus by calling toll-free in the United States 1-877-858-5407.